Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 29, 2016 (except for the effects of discontinued operations, as discussed in Note D, as to which the date is December 7, 2016), with respect to the consolidated financial statements and schedule of Compass Diversified Holdings included in the Current Report on Form 8-K dated December 7, 2016 and our report dated February 29, 2016 with respect to internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
December 7, 2016